Exhibit 23.4

Russell M. Blau

Direct Phone:        (202) 373-6035

Direct Fax:        (202) 373-6001

Russell.blau@bingham.com

March 26, 2007

We hereby consent to the use of our name and reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 of McLeodUSA Incorporated  and in the prospectus included therein, for the purposes stated under that caption.

Sincerely,

/s/ Russell M. Blau

Russell M. Blau